Filed pursuant to Rule 424(b)(7)
Registration No. 333-262240

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 19, 2022)

Enviva Inc.

Common Stock

This prospectus supplement updates, amends, and supplements the selling stockholders table and related footnotes contained in the prospectus dated January 19, 2022 (the “Prospectus”), which Prospectus forms a part of the Registration Statement on Form S-3 (File No. 333-262240) (the “Registration Statement”) of Enviva Inc. (the “Company,” “we,” “us,” or “our”), covering the resale of up to 29,701,188 shares of our common stock, par value $0.001 per share (our “common stock”), by the selling stockholders.

On October 14, 2021, the Company (f/k/a Enviva Partners, LP) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Enviva Holdings, LP, a Delaware limited partnership (“Holdings”), Enviva Partners Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and the limited partners of Holdings (the “Holdings Limited Partners”) set forth in the Merger Agreement. Pursuant to the terms of the Merger Agreement, (a) the Company acquired (i) all of the limited partner interests in Holdings and (ii) all of the limited liability company interests in Enviva Holdings GP, LLC, a Delaware limited liability company and the general partner of Holdings and (b) the incentive distribution rights directly held by Enviva MLP Holdco, LLC, a Delaware limited liability company and wholly owned subsidiary of Holdings, were cancelled and eliminated (collectively, the “Drop Merger”).

In connection with the Drop Merger, the Company entered into a support agreement (the “Support Agreement”) on October 14, 2021 by and among the Company, the Holdings Limited Partners, and certain other persons party thereto pursuant to which, among other things, the Holdings Limited Partners agreed to reinvest all regular quarterly distributions or dividends, as applicable, in respect of a portion of the common units issued to such Holdings Limited Partners in the Drop Merger, for each calendar quarter from the calendar quarter ending September 30, 2021, through and including the calendar quarter ending December 31, 2024. Additionally, the Company entered into a Registration Rights Agreement with the Holdings Limited Partners party thereto on October 14, 2021 pursuant to which the Company agreed to register the resale of the shares of common stock held by such Holdings Limited Partners as of October 14, 2021 and issued to such Holdings Limited Partners (1) in connection with the Drop Merger, (2) upon consummation of the Company’s conversion to a corporation, and (3) in connection with the reinvestment commitment set forth in the Support Agreement. This prospectus supplement updates, amends, and supplements the selling stockholder table and related footnotes in the Prospectus to register the resale of the shares of common stock reinvested by the selling stockholders pursuant to the Support Agreement on May 27, 2022.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “EVA.”

Our principal executive offices are located at 7272 Wisconsin Ave., Suite 1800, Bethesda, MD 20814, and our telephone number at that address is (301) 657-5560.

You should read carefully this prospectus supplement, the Prospectus, the documents incorporated by reference herein and therein, and the Registration Statement before you invest. See “Risk Factors” beginning on page 6 of the Prospectus for information on certain risks related to the purchase of our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 13, 2022.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” commencing on page 19 of the Prospectus is hereby supplemented and amended by superseding the information with respect to the selling stockholders identified below that were previously listed in the Prospectus with the information below.

The information set forth in the table below has been updated solely to register the resale of the shares of common stock reinvested by the selling stockholders described below pursuant to the Support Agreement on May 27, 2022.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being	Shares of Common Stock Beneficially Owned After Offering
	Number of Shares	Percentage of Outstanding Shares(1)	Offered by the Prospectus Supplement	Number of Shares(2)	Percentage of Outstanding Shares(1)
Selling Stockholders
Investment Funds affiliated with Riverstone Holdings LLC(3)	27,999,267	42%	27,999,267	—	—
John K. Keppler(4)	717,454	1.08%	638,398	79,056	*
Shai S. Even(5)	359,130	*	325,785	33,345	*
Thomas Meth(6)	426,255	*	394,222	32,033	*
William H. Schmidt, Jr.(7)	393,782	*	364,108	29,674	*
E. Royal Smith(8)	261,579	*	241,589	19,990	*
Yanina A. Kravtsova(9)	92,539	*	87,175	5,364	*
Joseph N. Lane(10)	40,795	*	40,795	—	—
Norbert A. Hintz(11)	61,194	*	61,194	—	—
John-Paul D. Taylor(12)	50,995	*	50,995	—	—

*	Percentage of shares beneficially owned does not exceed 1%.

(1)	Based upon an aggregate of 66,671,994 shares of common stock outstanding as of July 11, 2022.

(2)	Assumes that the selling stockholder disposes of all of the shares of common stock covered by this prospectus supplement and does not acquire beneficial ownership of any additional shares of common stock. The registration of these shares of common stock does not necessarily mean that the selling stockholder will sell all or any portion of the shares of common stock covered by this prospectus supplement.

(3)	Includes 98,042 shares of common stock reinvested pursuant to the Support Agreement on May 27, 2022 of which 47,347 shares are held of record by Riverstone Echo Continuation Holdings, L.P. (“Echo Continuation Holdings”), 8,834 shares are held of record by Riverstone Echo Rollover Holdings, L.P. (“Echo Rollover Holdings”), and 41,861 shares are held of record by Riverstone Echo PF Holdings, L.P. (“PF Holdings”). David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C. (“Riverstone Management”), and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management, which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P., which is the sole member of Riverstone Holdings LLC, which is the sole member of Riverstone Echo GP, LLC, which is the general partner of Riverstone Echo Partners, L.P., which is the sole member of each of Riverstone ECF GP, LLC (“ECF GP”) and Riverstone Echo Rollover GP, LLC (“Echo Rollover GP”). ECF GP is the general partner of each of Echo Continuation Holdings and PF Holdings. Echo Rollover GP is the general partner of Echo Rollover Holdings.

(4)	Includes 1,806 shares of common stock reinvested pursuant to the Support Agreement on May 27, 2022.

(5)	Includes 1,084 shares of common stock reinvested pursuant to the Support Agreement on May 27, 2022.

(6)	Includes 1,192 shares of common stock reinvested pursuant to the Support Agreement on May 27, 2022.

(7)	Includes 1,084 shares of common stock reinvested pursuant to the Support Agreement on May 27, 2022.

(8)	Includes 722 shares of common stock reinvested pursuant to the Support Agreement on May 27, 2022.

(9)	Includes 290 shares of common stock reinvested pursuant to the Support Agreement on May 27, 2022.

(10)	Includes 145 shares of common stock reinvested pursuant to the Support Agreement on May 27, 2022. Mr. Lane is the former Executive Vice President of Human Capital of the Company.

(11)	Includes 218 shares of common stock reinvested pursuant to the Support Agreement on May 27, 2022. Mr. Hintz currently serves as Senior Vice President and Chief Engineer of the Company.

(12)	Includes 182 shares of common stock reinvested pursuant to the Support Agreement on May 27, 2022. Mr. Taylor currently serves as Senior Vice President, Optimization and Origination of the Company.

1

PROSPECTUS

Enviva Inc.

Common Stock

Preferred Stock

and

29,701,188 Shares of Common Stock Offered by the Selling Stockholders

We may offer, from time to time, in one or more series, the following securities under this prospectus:

•	shares of our common stock; and

•	shares of preferred stock, par value $0.001 per share (our “preferred stock”).

In addition, the selling stockholders may from time to time, in one or more offerings, offer and sell up to 29,701,188 shares of our common stock. All 29,701,188 of these shares of our common stock have been previously issued and are currently outstanding. We will not receive any proceeds from the sale of the shares of common stock owned by the selling stockholders. For a more detailed discussion of the selling stockholders, please read “Selling Stockholders” on page 20.

We or the selling stockholders may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities and the general manner in which we or the selling stockholders will offer the securities. The specific terms of any securities we or the selling stockholders offer may be included in a supplement to this prospectus. A prospectus supplement may also describe the specific manner in which we or the selling stockholders will offer the securities.

Our common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “EVA.”

You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves risks. You should carefully consider each of the risk factors described under “Risk Factors” beginning on page 6 of this prospectus and in any applicable prospectus supplement and in the documents incorporated herein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2022.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. In addition, the selling stockholders may over time, in one or more offerings, offer and sell up to 29,701,188 shares of our common stock. The selling stockholders may sell their shares of our common stock through any means described below under the heading “Plan of Distribution.”

This prospectus provides you with a general description of Enviva Inc. and the securities that are registered hereunder that may be offered by us or the selling stockholders. Any prospectus supplement may also add to, update, or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

This prospectus does not cover the issuance of any shares of our common stock by us to the selling stockholders, and we will not receive any of the proceeds from any sale of shares of common stock by the selling stockholders. Except for underwriting discounts and selling commissions, if any, transfer taxes, if any, and the fees and expenses of their own counsel, if any, which are to be paid by the selling stockholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock owned by the selling stockholders covered by this prospectus.

A prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus and any accompanying prospectus supplements relating to the securities offered to you, together with the additional information described under the heading “Where You Can Find More Information,” carefully before investing in our securities.

ABOUT ENVIVA INC.

Enviva Inc. constructs and develops fully contracted wood pellet production plants where it aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. Enviva sells a significant majority of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom, the European Union, and Japan. Enviva owns and operates 10 plants with a combined production capacity of approximately 6.2 million metric tons per year in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi. In addition, Enviva exports wood pellets through its marine terminals at the Port of Chesapeake, Virginia, the Port of Wilmington, North Carolina, and the Port of Pascagoula, Mississippi, and from third-party marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

On December 31, 2021, Enviva converted from a Delaware limited partnership to a Delaware corporation by filing the Certificate of Conversion and the Charter with the Secretary of State of the State of Delaware. At the effective time of the Conversion, the common units representing limited partner interests in Enviva Partners, LP were each exchanged for one share of common stock in Enviva Inc. Immediately following the Conversion, the previous holders of such common units owned 100% of Enviva Inc. common stock. As a result of an entity classification election filed in connection with the Conversion, Enviva Inc. became classified as a corporation for U.S. federal income tax purposes beginning on December 29, 2021.

For purposes of this prospectus, references to “Enviva Inc.,” “Enviva,” “the Company,” “we,” “us,” or “our” refer Enviva Partners, LP prior to the Conversion and the resulting corporation, Enviva Inc., from and after the Conversion.

For additional information about the Company, please read the documents listed under “Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

Our common stock is listed and traded on the NYSE under the symbol “EVA.”

We also make available free of charge on our website at www.envivabiomass.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website, other than the documents listed below, is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that (i) the information in this prospectus is current as of any date other than the date on the front page of this prospectus or (ii) any information we have incorporated by reference in this prospectus is current as of any date other than the date of the document incorporated by reference.

We incorporate by reference the documents listed below and any documents subsequently filed with the SEC by Enviva Inc. (including documents filed by Enviva Partners, LP prior to the Conversion) pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, (excluding any information furnished and not filed with the SEC pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K, or corresponding information furnished under Item 9.01 or included as an exhibit) until all offerings under this shelf registration statement are completed, including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 25, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, as filed with the SEC on April 29, 2021, July 29, 2021, and November 4, 2021, respectively;

•	our Current Reports on Form 8-K filed on January 29, 2021, February 11, 2021, February 24, 2021, March 1, 2021, March 15, 2021, March 19, 2021, April 13, 2021, April 20, 2021, April 29, 2021, May 10, 2021, June 8, 2021, July 1, 2021, July 29, 2021, August 2, 2021, September 3, 2021, October 15, 2021, October 18, 2021, November 4, 2021, November 5, 2021, December 17, 2021, December 20, 2021, December 23, 2021, and January 3, 2022;

•	our Definitive Proxy Statement on Schedule 14A filed on November 22, 2021 (other than those portions of such Proxy Statement not deemed to be “filed” with the SEC); and

•	the description of our common stock contained in our Registration Statement on Form 8-A, as amended by Amendment No. 1 to our Registration Statement on Form 8-A filed with the SEC on January 3, 2022.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or telephone number:

Enviva Inc.

Attention: Investor Relations

7272 Wisconsin Ave, Suite 1800

Bethesda, MD 20814

(301) 657-5560

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include those described under the “Risk Factors” section of this prospectus and those set forth in any documents incorporated by reference into this prospectus, and the following factors, among others:

•	the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep water marine terminals;

•	the prices at which we are able to sell our products;

•	our ability to successfully negotiate, complete and integrate acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions;

•	failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us;

•	our inability to successfully execute our project development, expansion, and construction activities on time and within budget;

•	the creditworthiness of our contract counterparties;

•	the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers;

•	changes in the price and availability of natural gas, coal, or other sources of energy;

•	changes in prevailing economic and market conditions;

•	unanticipated ground, grade, or water conditions;

•	inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding;

•	fires, explosions, or other accidents;

•	changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry or power, heat or combined heat and power generators;

•	changes in domestic and foreign tax laws and regulations affecting the taxation of our business and investors;

•	changes in the regulatory treatment of biomass in core and emerging markets;

•	our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations;

•	changes in the price and availability of transportation;

•	changes in the foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto;

•	risks related to our indebtedness, including the levels and maturity date of such indebtedness;

•	our failure to maintain effective quality control systems at our wood pellet production plants and deep water marine terminals, which could lead to the rejection of our products by our customers;

•	changes in the quality specifications for our products that are required by our customers;

•	labor disputes, unionization, or similar collective actions;

•	our inability to hire, train, or retain qualified personnel to manage and operate our business and newly acquired assets;

•	the possibility of cyber and malware attacks;

•	our inability to borrow funds and access capital markets;

•	viral contagions or pandemic diseases, such as COVID-19;

•	the Company’s operating and financial performance and prospects and the trading price of our common stock;

•	the Company’s dividend policy and the level of any dividends declared by the Company;

•	quarterly variations in the rate of growth of the Company’s financial indicators, such as net income and revenues;

•	changes in estimates of the Company’s revenue or earnings or publication of research reports relating to the Company by analysts;

•	speculation by the press or investment community relating to the Company;

•	purchases or sales of our common stock by our Stockholders (as defined below);

•	changes in accounting standards, policies, guidance, interpretations, or principles; and

•	domestic and international economic, legal and regulatory factors related to the Company’s performance.

Please read the risks and other cautionary statements described in our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on February 25, 2021, and our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on November 22, 2021, and the risk factors included herein. All forward-looking statements in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements.

Readers are cautioned not to place undue reliance on forward-looking statements and we undertake no obligation to update or revise any such statements after the date they are made, whether as a result of new information, future events, or otherwise.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, our Current Report on Form 8-K filed on October 15, 2021, and our Definitive Proxy Statement filed on November 22, 2021, in evaluating an investment in our securities.

Our business could also be affected by additional risks not currently known to us or that we currently deem to be immaterial. If any of the risks discussed in the incorporated documents were actually to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to those securities in the prospectus supplement.

In connection with the Conversion, we became classified as a corporation for U.S. federal and applicable state, local, and non-U.S. tax purposes. As a result, the tax risks and considerations related to owning common units representing limited partnership interests in Enviva Partners, LP will no longer be relevant to purchasers of our common stock.

In connection with the Conversion, we became classified as a corporation for U.S. federal income tax purposes. As a result, the tax risks and considerations related to owning common units representing limited partnership interests in Enviva Partners, LP are no longer relevant to new investors. Certain of the tax consequences of owning our common stock are discussed herein under the section entitled “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders” and in the applicable sections of our Definitive Proxy Statement filed on November 22, 2021. Prospective investors in our common stock should consult with their own tax advisors regarding the application of the U.S. federal income tax laws (including any potential future changes thereto) to their particular situations and the applicability and effect of any other tax laws, including U.S. federal estate and gift tax laws and any state, local, or non-U.S. tax laws and treaties.

USE OF PROCEEDS

Unless otherwise indicated to the contrary in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include debt repayment, future acquisitions, capital expenditures, and additions to working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement.

We will not receive any of the proceeds from the sale of shares of common stock owned by the selling stockholders, which may be sold from time to time by the selling stockholders.

DESCRIPTION OF ENVIVA INC.’S CAPITAL STOCK

Authorized Capital Stock of the Company

The authorized capital stock of the Company will consist of 700,000,000 shares of capital stock consisting of 600,000,000 shares of common stock and 100,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Except as provided by law or in a preferred stock designation, holders of common stock of the Company (“Stockholders”) are entitled to one vote for each share held of record on all matters submitted to a vote of the Stockholders, have the right to vote for the election of directors and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, Stockholders are entitled to receive ratably such dividends (payable in cash, stock, or other property), if any, as may be declared from time to time by the board of directors of the Company (the “Board”) out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The Stockholders do not have preemptive or preferential rights to acquire or subscribe for any shares of common stock. In the event of any liquidation, dissolution, or winding-up of the Company’s affairs, Stockholders are entitled to share ratably in the Company’s assets that are remaining for distribution to its Stockholders and after liquidation payments to holders of outstanding shares of preferred stock, if any. As of January 14, 2022, there are 61,137,744 shares of common stock outstanding.

Preferred Stock

The Charter authorizes the Board, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more series of preferred stock, par value $0.001 per share, covering up to an aggregate of 100,000,000 shares of preferred stock. Each series of preferred stock will cover the number of shares and will have the powers, preferences, privileges, rights, qualifications, limitations, and restrictions determined by the Board, which may include, among others, dividend rights, liquidation preferences, voting rights, whether subject to retirement or sinking funds, conversion rights, preemptive rights, and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Provisions of Enviva Inc.’s Certificate of Incorporation and Bylaws

Among other things, the Charter, and the bylaws of the Company (the “Bylaws”):

•	provide advance notice procedures with regard to stockholder nominations of candidates for election as directors or other stockholder proposals to be brought before meetings of Stockholders, which may preclude Stockholders from bringing certain matters before the Stockholders at an annual or special meeting;

•	provide that notice of stockholder proposals must be timely given in writing to the Company’s secretary prior to the meeting at which the action is to be taken;

•	provide that, generally, to be timely, notice must be delivered to the Secretary of the Company at the Company’s principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (unless the date of the annual meeting is more than 30 days before or after such anniversary date, in which case such notice must be delivered no earlier than the close of business on the 150th day prior to such annual meeting or later than the close of business on the later of the 120th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is fewer than 100 days prior to the date of such annual meeting, the 10th day after the first public disclosure of the date of such meeting by the Company);

•	provide the Board the ability to authorize issuance of preferred stock in one or more series, which makes it possible for the Board to issue, without Stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company and which may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company;

•	provide that the authorized number of directors may be changed only by resolution of the Board;

•	provide that, subject to the rights of holders of any series of preferred stock to elect directors or fill vacancies in respect of such directors as specified in the related preferred stock designation, all vacancies, including newly created directorships, be filled by the affirmative vote of holders of a majority of directors then in office, even if less than a quorum, or by the sole remaining director, and will not be filled by Stockholders;

•	provide that, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, if any, any action required or permitted to be taken by the Stockholders must be effected at a duly called annual or special meeting of Stockholders and may not be effected by any consent in writing in lieu of a meeting of such Stockholders;

•	provide that, subject to the rights of the holders of shares of any series of preferred stock, if any, to remove directors elected by such series of preferred stock pursuant to the Charter (including any preferred stock designation thereunder), any director, or the entire Board, may be removed from office at any time, with or without cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon;

•	provide that special meetings of Stockholders may only be called by the Chairman of the Board or the Board pursuant to a resolution adopted by a majority of the members of the Board;

•	provide that the provisions of the Charter can only be amended or repealed by (a) the Company in the manner then prescribed by the laws of the State of Delaware or (b) the Stockholders upon the affirmative vote of a majority of the outstanding stock entitled to vote thereon; and

•	provide that the Bylaws can be amended, altered, or repealed by (a) the Board or (b) the Stockholders upon the affirmative vote of at least a majority of the voting power of the shares of stock entitled to vote thereon.

Delaware Anti-Takeover Law

Section 203 of the DGCL provides that, subject to exceptions specified therein, a Delaware corporation may not engage in any “business combination,” including, among other things, certain mergers or consolidations with an “interested stockholder,” for a three-year period following the time that such stockholder becomes an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person that is an interested stockholder to effect various business combinations for a three-year period. Section 203 of the DGCL permits a Delaware corporation to elect not to be governed by the provisions of Section 203. The Company has not elected to opt out of being governed by such provisions.

Stockholders’ Agreement

The Company is party to a stockholders’ agreement (the “Stockholders Agreement”) with Riverstone Echo Continuation Holdings, L.P. and Riverstone Echo Rollover Holdings, L.P. (collectively, the “Riverstone Stockholders”). The Stockholders Agreement provides for the composition of the initial Board of the Company. In addition, for so long as the Riverstone Stockholders and their affiliates hold at least 30% of the common stock, the Company agreed that it would not, without the approval of the Riverstone Stockholders:

•	amend the Company’s Charter or Bylaws;

•	undertake any transaction involving a merger of the Company or that would otherwise constitute a change of control;

•	commence any voluntary dissolution, reorganization, recapitalization, or liquidation of the Company;

•	make a voluntary filing of a petition for bankruptcy or receivership by the Company, or fail to oppose any other person’s petition filed against the Company in any such proceeding;

•	adopt any “poison pill” or shareholder rights plan;

•	make any acquisition or disposition of assets or equity interests, in any transaction or series or related transactions, for aggregate consideration in excess of (A) 25% of the fair market value of the Company’s total assets or (B) 25% of the market capitalization of the Company, each as determined at the time of the approval of the agreement to enter into any such transaction or series of related transactions; or

•	enter into any agreement to undertake or effect any of the foregoing actions.

The Stockholders Agreement will terminate upon the later of (a) such time as the Riverstone Stockholders and their affiliates hold less than 30% of the common stock and (b) the earlier of (1) the time at which the Company holds an annual meeting of its stockholders in 2022, if held, and (2) December 31, 2022.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of common stock is American Stock Transfer & Trust Company, LLC.

Listing

The shares of common stock of the Company trade on the NYSE under the symbol “EVA.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions, and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate, or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	tax qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(1)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	certain former citizens or long-term residents of the United States.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

“Non-U.S. Holder” Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult with their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership, and disposition of our common stock by such partnership.

Distributions

Distributions of cash or other property on our common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “— Gain on Sale or Other Taxable Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale or Other Taxable Disposition of Common Stock

Subject to the discussion below under “— Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed the U.S. federal income tax returns with respect to such losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock, including regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

Tax Considerations for Ownership of Preferred Stock

A description of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of any preferred stock will be set forth in any prospectus supplement relating to the offering of such preferred stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of shares of our common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts, and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account, or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings, or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in shares of our common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of our common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

•	whether the acquisition or holding of the shares of our common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see the discussion under “— Prohibited Transaction Issues” below); and

•	whether the Plan will be considered to hold, as plan assets, (i) only shares of our common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “— Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of our common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class, or individual prohibited transaction exemption.

Because of the foregoing, shares of our common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a)   the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations) — i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)   the entity is an “operating company” (as defined in the DOL regulations) — i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)   there is no significant investment by “benefit plan investors” (as defined in the DOL regulations) — i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, individual retirement accounts and certain other Plans (but not including governmental plans, foreign plans, and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of our common stock. Purchasers of shares of our common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of our common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code, or applicable Similar Laws. The sale of shares of our common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell securities described in this prospectus and any accompanying prospectus supplement:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	through agents; or

•	through a combination of any of these methods of sale.

Each selling stockholder that is a limited partnership or limited liability company may distribute any or all of its shares of common stock covered by this prospectus to its limited partners or members in accordance with the terms of its partnership or limited liability company agreement. As a result, the term “selling stockholder,” as used in this prospectus, includes these limited partners or members, as well as any pledgees, donees, transferees, or other successors-in-interest that receive their shares of common stock from the selling stockholder as a gift, partnership, or member distribution or other non-sale related transfer after the date of this prospectus.

We may prepare a prospectus supplement for each offering to disclose the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers, or agents.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us or any selling stockholders and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, each time the securities owned by the selling stockholders are sold pursuant to this prospectus, the selling stockholders are required to provide you with this prospectus and the related prospectus supplement containing specific information about the selling stockholders and the terms of the securities being offered in the manner required by the Securities Act.

The securities covered by this prospectus may be sold in one or more transactions at a fixed price or prices, which may be changed, or at:

•	market prices prevailing at the time of any sale under the registration statement of which this prospectus forms a part;

•	prices related to market prices; or

•	negotiated prices.

The selling stockholders may act independently of us in making decisions with respect to the timing, manner, and size of each of its sales. The selling stockholders may make sales of the securities on the NYSE or otherwise at prices and under terms prevailing at the time of the sale, or at prices related to the then-current market price, at fixed prices, or in privately negotiated transactions.

If we or the selling stockholders use underwriters or dealers in the sale, they will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms or by underwriters without a syndicate, and may also be offered through standby underwriting or purchase arrangements entered into by us or any selling stockholders. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We or any selling stockholders may sell the securities through agents designated by us or any selling stockholders from time to time. We or any selling stockholders will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commissions payable by us or any selling stockholders to the agent or the method by which the commissions can be determined, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. We or any selling stockholders also may sell the securities directly, in which case no underwriters or agents would be involved.

Offers to purchase securities may be solicited directly by us or any selling stockholders, and the sale thereof may be made by us or any selling stockholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We or any selling stockholders may use electronic media, including the internet, to sell offered securities directly.

We or the selling stockholders may offer our securities into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers, and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

We or the selling stockholders may agree to indemnify underwriters, dealers, and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates or any selling stockholders in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers, or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers, or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers, or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states absent registration or pursuant to an exemption from applicable state securities laws.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to the aggregate number of securities registered hereby, comprised of 29,701,188 shares of our common stock owned by the selling stockholders named herein.

We are registering the securities covered by this prospectus on behalf of the selling stockholders and their pledgees, donees, transferees, or other successors-in-interest that receive their shares of common stock from the selling stockholder as a gift or another non-sale-related transfer after the date of this prospectus. See “Plan of Distribution” on page 17. Messrs. Keppler, Even, Meth, Schmidt, Jr., Smith, and Kravtsova, each selling stockholders, have certain relationships with the Company as disclosed in Item 10 — Directors, Executive Officers and Corporate Governance” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference herein.

The following table sets forth information about the maximum number of shares of common stock that may be offered from time to time by the selling stockholders. The selling stockholders identified below may currently hold or acquire at any time shares of common stock in addition to those registered hereby. In addition, the selling stockholders identified below may sell all or a portion of the shares of common stock registered hereby or sell, transfer, or otherwise dispose of some or all of their shares of common stock in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, the estimates below assume that the selling stockholders dispose of all shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares of common stock. Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. The registration of these shares of common stock does not necessarily mean that the selling stockholders will sell all or any portion of the shares of common stock covered by this prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock Beneficially Owned After Offering
	Number of Shares	Percentage of Outstanding Shares(1)	Number of Shares Being Offered by the Prospectus	Number of Shares(2)	Percentage of Outstanding Shares
Selling Stockholders
Investment Funds affiliated with Riverstone Holdings LLC(3)	27,797,923	45.5%	27,797,923	—	—
John K. Keppler	506,207	*	506,207	—	—
Shai S. Even	303,725	*	303,725	—	—
Thomas Meth	334,097	*	334,097	—	—
William H. Schmidt, Jr.	303,725	*	303,725	—	—
E. Royal Smith	202,483	*	202,483	—	—
Yanina A. Kravtsova	80,995	*	80,995	—	—
Joseph N. Lane(4)	40,497	*	40,497	—	—
Norbert A. Hintz(5)	60,746	*	60,746	—	—
John-Paul D. Taylor(6)	50,621	*	50,621	—	—
Jennifer C. Jenkins(7)	20,169	*	20,169	—	—
Total	29,701,188	48.6%	29,701,188	—	—

*	Percentage of shares beneficially owned does not exceed 1%.

(1)	Based upon an aggregate of 61,137,744 shares of common stock outstanding as of January 14, 2022.

(2)	Assumes that the selling stockholder disposes of all of the shares of common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares of common stock. The registration of these shares of common stock does not necessarily mean that the selling stockholder will sell all or any portion of the shares of common stock covered by this prospectus.

(3)	Includes 13,424,466 shares held of record by Riverstone Echo Continuation Holdings, L.P. (“Echo Continuation Holdings”), 2,504,508 shares held of record by Riverstone Echo Rollover Holdings, L.P. (“Echo Rollover Holdings”) and 11,868,949 shares held of record by Riverstone Echo PF Holdings, L.P. (“PF Holdings”). David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C. (“Riverstone Management”), and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management, which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P., which is the sole member of Riverstone Holdings LLC, which is the sole member of Riverstone Echo GP, LLC, which is the general partner of Riverstone Echo Partners, L.P., which is the sole member of each of Riverstone ECF GP, LLC (“ECF GP”) and Riverstone Echo Rollover GP, LLC (“Echo Rollover GP”). ECF GP is the general partner of each of Echo Continuation Holdings and PF Holdings. Echo Rollover GP is the general partner of Echo Rollover Holdings.

(4)	Mr. Lane is the former Executive Vice President of Human Capital of the Company.

(5)	Mr. Hintz currently serves as Senior Vice President and Chief Engineer of the Company.

(6)	Mr. Taylor currently serves as Senior Vice President, Optimization and Origination of the Company.

(7)	Ms. Jenkins is the former Vice President and Chief Sustainability Officer of the Company.

LEGAL MATTERS

Certain legal matters in connection with the securities offered in this prospectus will be passed upon for us and the selling stockholders by Vinson & Elkins L.L.P., Houston, Texas. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Enviva Partners, LP appearing in Enviva Partners, LP’s Annual Report on Form 10-K for the years ended December, 31 2020 and 2019, and the effectiveness of Enviva Partners, LP’s internal control over financial reporting as of December 31, 2020 (excluding the internal control over financial reporting of Georgia Biomass Holding LLC and Enviva Pellets Greenwood Holdings II, LLC), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Enviva Partners, LP’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Georgia Biomass Holding LLC and Enviva Pellets Greenwood Holdings II, LLC from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated by reference herein. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young, LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of income, comprehensive income, changes in partners’ capital, and cash flows of Enviva Partners, LP for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements) have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Enviva Pellets Lucedale, LLC, Enviva Port of Pascagoula, LLC, and Enviva Development Finance Company, LLC as of December 31, 2020 and 2019, and for each of the years then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Enviva Holdings, LP as of December 31, 2020 and 2019, and for each of the years then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.